Exhibit 99.1
MPLX LP Reports Third-Quarter 2025 Financial Results;
Announces Increase to Quarterly Distribution of 12.5%
•Increased quarterly distribution 12.5% for the second consecutive year, to $4.31 per unit annualized
•Third-quarter net income attributable to MPLX of $1.5 billion and net cash provided by operating activities of $1.4 billion
•Adjusted EBITDA attributable to MPLX of $1.8 billion, reflecting execution of strategic priorities
•Distributable cash flow of $1.5 billion, enabling the return of $1.1 billion of capital
•Execution of portfolio optimization through the acquisition of a Delaware basin sour gas treating business and announced divestiture of Rockies gathering and processing assets
FINDLAY, Ohio, Nov. 4, 2025 - MPLX LP (NYSE: MPLX) today reported third-quarter 2025 net income attributable to MPLX of $1,545 million, compared with $1,037 million for the third quarter of 2024. For the first nine months of the year, net income attributable to MPLX was $3,719 million, compared with $3,218 million for the first nine months of 2024.
Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1,766 million, compared with $1,714 million for the third quarter of 2024. Adjustments are shown in the accompanying release tables. Crude Oil and Products Logistics segment adjusted EBITDA for the third quarter of 2025 was $1,137 million, compared with $1,094 million for the third quarter of 2024. Natural Gas and NGL Services segment adjusted EBITDA for the third quarter of 2025 was $629 million, compared with $620 million for the third quarter of 2024.
During the quarter, MPLX generated $1,431 million in net cash provided by operating activities and $1,468 million of distributable cash flow. Adjusted free cash flow was $(2,305) million, due in large part to the acquisitions of Northwind Midstream and the remaining 55% of BANGL, LLC. MPLX announced a third-quarter 2025 distribution of $1.0765 per common unit, resulting in distribution coverage of 1.3x for the quarter. The leverage ratio was 3.7x at the end of the quarter.
"MPLX delivered on its commitment to return capital, increasing the distribution 12.5% for the second consecutive year, reflecting conviction in our growth outlook,” said Maryann Mannen, MPLX president and chief executive officer. “Strengthening the durability of mid-single digit adjusted EBITDA growth, we are investing in our key growth regions of the Permian and Marcellus basins, and executing on strategic portfolio optimization."
Financial Highlights (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per unit and ratio data)	2025	2024	2025	2024
Net income attributable to MPLX LP	$1,545	$1,037	$3,719	$3,218
Adjusted EBITDA attributable to MPLX LP(a)	1,766	1,714	5,213	5,002
Net cash provided by operating activities	1,431	1,415	4,413	4,271
Distributable cash flow attributable to MPLX LP(a)	1,468	1,446	4,374	4,220
Distribution per common unit(b)	$1.0765	$0.9565	$2.9895	$2.6565
Distribution coverage(c)	1.3x	1.5x	1.4x	1.6x
Consolidated total debt to LTM adjusted EBITDA(d)	3.7x	3.4x	3.7x	3.4x
Cash paid for common unit repurchases	$100	$76	$300	$226

(a)    Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation in the tables that follow.
(b)    Distributions declared by the board of directors of MPLX's general partner.
(c)    DCF attributable to LP unitholders divided by total LP distributions.
(d)    Calculated using face value total debt and LTM adjusted EBITDA. Also referred to as leverage ratio. See reconciliation in the tables that follow.

Segment Results

Crude Oil and Products Logistics

Crude Oil and Products Logistics segment adjusted EBITDA for the third quarter of 2025 increased by $43 million compared to the same period in 2024. The increase was primarily driven by higher rates, partially offset by higher operating expenses.

Operating Statistics (unaudited)	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Total MPLX
Pipeline throughput (mbpd)	5,922	5,951	—%	5,985	5,756	4%
Terminal throughput (mbpd)	3,173	3,268	(3)%	3,151	3,132	1%
Average tariff rates ($ per barrel)	$1.08	$1.01	7%	$1.07	$1.00	7%
Segment adjusted EBITDA (in millions)	$1,137	$1,094	4%	$3,372	$3,252	4%

Natural Gas and NGL Services

Natural Gas and NGL Services segment adjusted EBITDA for the third quarter of 2025 increased by $9 million compared to the same period in 2024. The increase was driven by contributions from recently acquired assets and higher volumes, partially offset by higher operating expenses.

Operating Statistics (unaudited)	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Total MPLX
Gathering throughput (MMcf/d)	6,906	6,737	3%	6,663	6,527	2%
Natural gas processed (MMcf/d)	10,075	9,775	3%	9,866	9,572	3%
C2 + NGLs fractionated (mbpd)	677	635	7%	657	644	2%
Segment adjusted EBITDA (in millions)	$629	$620	1%	$1,841	$1,750	5%

Strategic Update
MPLX enhanced its Permian natural gas and NGL value chains through the acquisition of a sour gas treating business in the Delaware basin for $2.4 billion. The transaction closed on August 29, 2025.
MPLX is optimizing the competitive positioning of its portfolio through the announced divestiture of Rockies gathering and processing assets for $1.0 billion. The transaction is expected to close in the fourth quarter of 2025.
In Natural Gas and NGL Services, MPLX is expanding its Permian to Gulf Coast integrated value chain, progressing long-haul pipeline growth projects to support increased producer activity, and investing in Permian and Marcellus processing capacity in response to producer demand. Updates on Natural Gas and NGL Services projects include:
Newly Announced
•Eiger Express Pipeline: In the third quarter, MPLX and its partners announced FID of the Eiger Express natural gas pipeline with the capacity to transport up to 2.5 billion cubic feet per day (Bcf/d) from the

Permian basin to Katy, Texas, with connectivity to Agua Dulce via the Traverse pipeline. The Eiger Express pipeline is expected in service in mid-2028.
Ongoing
•Secretariat: A 200 million cubic feet per day (MMcf/d) processing plant increasing MPLX's gas processing capacity in the Permian basin to 1.4 Bcf/d; expected in service at the end of 2025.
•Harmon Creek III: Consists of a 300 MMcf/d processing plant and 40 thousand barrel per day (mbpd) de-ethanizer, which will increase MPLX's processing capacity in the Northeast to 8.1 Bcf/d and fractionation capacity to 800 mbpd; expected in service in the second half of 2026.
•Titan Complex (Northwind): The second sour gas treating plant is anticipated to be fully online in the second half of 2026, which will increase sour gas treating capacity in the Permian to over 400 MMcf/d from its acquired level of 150 MMcf/d.
•BANGL Pipeline: In July, MPLX acquired the remaining interest of BANGL, LLC. The BANGL pipeline is expanding from 250 mbpd to 300 mbpd and will enable liquids to reach MPLX's Gulf Coast fractionators. The expansion is expected in service in the second half of 2026.
•Blackcomb and Rio Bravo Pipelines: These pipelines (up to 2.5 Bcf/d and 4.5 Bcf/d, respectively) are designed to transport natural gas from the Permian to domestic and export markets along the Gulf Coast; expected in-service in the second half of 2026.
•Traverse Pipeline: A bi-directional 2.5 Bcf/d pipeline designed to transport natural gas along the Gulf Coast between Agua Dulce and the Katy area. The pipeline enhances optionality for shippers to access multiple premium markets, and is expected in service in 2027.
•Gulf Coast Fractionators: Two 150 mbpd fractionation facilities near Marathon Petroleum's (NYSE: MPC) Galveston Bay refinery. The fractionation facilities are expected in service in 2028 and 2029. MPC will purchase the offtake from the fractionators and intends to market it globally.
•LPG Export Terminal: Constructing a 400 mbpd LPG export terminal in an advantaged location for global market access, and an associated pipeline, which is anticipated in service in 2028; a strategic partnership with ONEOK.
In Crude Oil and Products Logistics, MPLX is expanding its crude gathering pipelines in the Permian and Bakken basins, and investing in projects targeted at the expansion or de-bottlenecking of assets.

Financial Position and Liquidity

As of September 30, 2025, MPLX had $1.8 billion in cash, $2.0 billion available on its bank revolving credit facility, and $1.5 billion available through its intercompany loan agreement with MPC. MPLX's leverage ratio was 3.7x, while the stability of cash flows supports leverage in the range of 4.0x.

On August 11, 2025, MPLX issued $4.5 billion aggregate principal amount of unsecured senior notes in an underwritten public offering.

The partnership repurchased $100 million of common units held by the public in the third quarter of 2025. As of September 30, 2025, MPLX had approximately $1.2 billion remaining available under its unit repurchase authorizations.

Conference Call

At 9:30 a.m. ET today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related materials, will also be available online prior to the conference call and webcast at www.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.mplx.com.

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President Finance and Investor Relations
Brian Worthington, Senior Director, Investor Relations
Isaac Feeney, Director, Investor Relations
Evan Heminger, Analyst, Investor Relations

Media Contact: (419) 421-3577
Jamal Kheiry, Communications Manager

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to analyze our performance. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA; consolidated debt to last twelve months adjusted EBITDA, which we refer to as our leverage ratio; distributable cash flow (DCF); adjusted free cash flow (Adjusted FCF); and Adjusted FCF after distributions.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures. We define Adjusted EBITDA as net income adjusted for: (i) provision for income taxes; (ii) net interest and other financial costs; (iii) depreciation and amortization; (iv) income/(loss) from equity method investments; (v) distributions and adjustments related to equity method investments; (vi) impairment expense; (vii) noncontrolling interests; (viii) transaction-related costs; and (ix) other adjustments, as applicable.

DCF is a financial performance and liquidity measure used by management and by the board of directors of our general partner as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders. We define DCF as Adjusted EBITDA adjusted for: (i) deferred revenue impacts; (ii) sales-type lease payments, net of income; (iii) adjusted net interest and other financial costs; (iv) net maintenance capital expenditures; (v) equity method investment capital expenditures paid out; and (vi) other adjustments as deemed necessary.

Adjusted FCF and Adjusted FCF after distributions are financial liquidity measures used by management in the allocation of capital and to assess financial performance. We believe that unitholders may use this metric to analyze our ability to manage leverage and return capital. We define Adjusted FCF as net cash provided by operating activities adjusted for: (i) net cash used in investing activities; (ii) cash contributions from MPC; and (iii) cash distributions to noncontrolling interests. We define Adjusted FCF after distributions as Adjusted FCF less base distributions to common and preferred unitholders. We believe that the presentation of Adjusted EBITDA, DCF, Adjusted FCF and Adjusted FCF after distributions provides useful information to investors in assessing our financial condition and results of operations.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

The GAAP measures most directly comparable to Adjusted EBITDA and DCF are net income and net cash provided by operating activities while the GAAP measure most directly comparable to Adjusted FCF and Adjusted FCF after distributions is net cash provided by operating activities. These non-GAAP financial measures should not be considered alternatives to GAAP net income or net cash provided by operating activities as they have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. These non-GAAP financial measures should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because non-GAAP financial measures may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For a reconciliation of Adjusted EBITDA, DCF, Adjusted FCF, Adjusted FCF after distributions and our leverage ratio to their most directly comparable measures calculated and presented in accordance with GAAP, see the tables below.

Forward-Looking Statements

This press release contains forward-looking statements regarding MPLX LP (MPLX). These forward-looking statements may relate to, among other things, MPLX’s expectations, estimates and projections concerning its business and operations, financial priorities, including with respect to positive free cash flow and distribution coverage, strategic plans, capital return plans, capital expenditure plans, operating cost reduction objectives, and environmental, social and governance ("ESG") goals and targets, including those related to greenhouse gas emissions, biodiversity, and inclusion and ESG reporting. Forward-looking and other statements regarding our ESG goals and targets are not an indication that these statements are material to investors or required to be disclosed in our filings with the Securities Exchange Commission (SEC). In addition, historical, current, and forward-looking ESG-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. You can identify forward-looking statements by words such as “advance,” “anticipate,” “believe,” “commitment,” “continue,” “could,” “design,” “drive,” “endeavor,” “estimate,” “expect,” “focus,” “forecast,” “goal,” “guidance,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “progress,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “strive,” “support,” “target,” “trends,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. MPLX cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPLX, that could cause actual results and events to differ materially from the statements made herein. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: political or regulatory developments, including the federal government shutdown, changes in governmental policies relating to refined petroleum products, crude oil, natural gas, natural gas liquids (“NGLs”) or renewable diesel and other renewable fuels, or taxation including changes in tax regulations or guidance promulgated pursuant to the new legislation implemented in the One, Big, Beautiful Bill Act; volatility in and degradation of general economic, market, industry or business conditions, including as a result of pandemics, other infectious disease outbreaks, natural hazards, extreme weather events, regional conflicts such as hostilities in the Middle East and in Ukraine, tariffs, inflation or rising interest rates; the adequacy of capital resources and liquidity, including the availability of sufficient free cash flow from operations to pay or grow distributions and to fund future unit repurchases; the ability to access debt markets on commercially reasonable terms or at all; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products or renewable diesel and other renewable fuels; changes to the expected construction costs and in service dates of planned and ongoing projects and investments, including pipeline projects and new processing units, and the ability to obtain regulatory and other approvals with respect thereto; the timing and ability to obtain necessary regulatory approvals and satisfy the other conditions necessary to consummate planned transactions within the expected timeframes if at all, including the recently announced Rockies divestiture; the ability to realize expected returns or other benefits on anticipated or ongoing projects or planned transactions, including the recently completed Northwind transaction; the inability or failure of our joint venture partners to fund their share of operations and development activities; the financing and distribution decisions of joint ventures we do not control; the availability of desirable strategic alternatives to optimize portfolio assets and the ability to obtain regulatory and other approvals with respect thereto; our ability to successfully implement our sustainable energy strategy and principles and to achieve our ESG goals and targets within the expected timeframes if at all; changes in government incentives for emission-reduction products and technologies; the outcome of research and development efforts to create future technologies necessary to achieve our ESG plans and goals; our ability to scale projects and technologies on a commercially competitive basis; changes in regional and global economic growth rates and consumer preferences, including consumer support for emission-reduction products and technology; industrial incidents or other unscheduled shutdowns affecting our machinery, pipelines, processing, fractionation and treating facilities or equipment, means of transportation, or those of our suppliers or customers; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; the imposition of windfall profit taxes, maximum refining margin penalties, minimum inventory requirements or refinery maintenance and turnaround supply plans on companies operating in the energy industry in California or other jurisdictions; the establishment or increase of tariffs on goods, including crude oil and other feedstocks imported into the United States, other trade protection measures or restrictions or retaliatory actions from foreign governments; other risk factors inherent to MPLX’s industry; the impact of adverse market conditions or other similar risks to those identified herein affecting MPC; and the factors set forth under the heading “Risk Factors” and “Disclosures Regarding Forward-Looking Statements” in MPLX’s and MPC's Annual Reports on Form 10-K for the year ended Dec. 31, 2024, and in other filings with the SEC.

Any forward-looking statement speaks only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statement except to the extent required by applicable law.

Copies of MPLX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Consolidated Results of Operations (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per unit data)	2025	2024	2025	2024
Revenues and other income:
Operating revenue	$1,444	$1,325	$4,202	$3,795
Operating revenue - related parties	1,461	1,451	4,378	4,269
Income from equity method investments	186	149	542	631
Gain on equity method investments	484	—	484	20
Other income	44	47	140	155
Total revenues and other income	3,619	2,972	9,746	8,870
Costs and expenses:
Operating expenses (including purchased product costs)	910	829	2,598	2,368
Operating expenses - related parties	400	407	1,246	1,176
Depreciation and amortization	346	322	996	959
General and administrative expenses	126	107	345	323
Other taxes	36	32	101	99
Total costs and expenses	1,818	1,697	5,286	4,925
Income from operations	1,801	1,275	4,460	3,945
Net interest and other financial costs	243	226	706	692
Income before income taxes	1,558	1,049	3,754	3,253
Provision for income taxes	3	2	5	5
Net income	1,555	1,047	3,749	3,248
Less: Net income attributable to noncontrolling interests	10	10	30	30
Net income attributable to MPLX LP	1,545	1,037	3,719	3,218
Less: Series A preferred unitholders interest in net income	—	6	—	21
Limited partners’ interest in net income attributable to MPLX LP	$1,545	$1,031	$3,719	$3,197

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common – basic	$1.52	$1.01	$3.65	$3.14
Common – diluted	$1.52	$1.01	$3.65	$3.14
Weighted average limited partner units outstanding:
Common units – basic	1,019	1,020	1,020	1,016
Common units – diluted	1,019	1,020	1,020	1,016

Select Financial Statistics (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except ratio data)	2025	2024	2025	2024
Common unit distributions declared by MPLX LP
Common units (LP) – public	$397	$355	$1,110	$986
Common units – MPC	698	619	1,936	1,720
Total LP distribution declared	1,095	974	3,046	2,706

Preferred unit distributions(a)
Series A preferred unit distributions	—	6	—	21
Total preferred unit distributions	—	6	—	21

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(b)	1,766	1,714	5,213	5,002
DCF attributable to LP unitholders(b)	$1,468	$1,440	$4,374	$4,199
Distribution coverage(c)	1.3x	1.5x	1.4x	1.6x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,431	$1,415	$4,413	$4,271
Investing activities	(3,731)	(536)	(4,934)	(1,646)
Financing activities	$2,679	$(954)	$767	$(1,247)

(a)    Series A preferred unitholders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units. Cash distributions declared/to be paid to holders of the Series A preferred units are not available to common unitholders. On February 11, 2025, the remaining outstanding Series A preferred units were converted to common units.
(b)    Non-GAAP measure. See reconciliation below.
(c)    DCF attributable to LP unitholders divided by total LP distributions.

Financial Data (unaudited)
(In millions, except ratio data)	September 30, 2025	December 31, 2024
Cash and cash equivalents	$1,765	$1,519
Total assets	43,227	37,511
Total debt(a)	25,646	20,948
Redeemable preferred units	—	203
Total equity	$14,524	$13,807
Consolidated debt to LTM adjusted EBITDA(b)	3.7x	3.1x

Partnership units outstanding:
MPC-held common units	647	647
Public common units	370	370

(a)    There were no borrowings on the loan agreement with MPC as of September 30, 2025 or December 31, 2024. Presented net of unamortized debt issuance costs, unamortized discount/premium and includes long-term debt due within one year.
(b)    Calculated using face value total debt and LTM adjusted EBITDA. Face value total debt was $26,007 million as of September 30, 2025, and $21,206 million as of December 31, 2024.

Operating Statistics (unaudited)	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Crude Oil and Products Logistics
Pipeline throughput (mbpd)
Crude oil pipelines	3,867	3,895	(1)%	3,929	3,769	4%
Product pipelines	2,055	2,056	0%	2,056	1,987	3%
Total pipelines	5,922	5,951	0%	5,985	5,756	4%

Average tariff rates ($ per barrel)
Crude oil pipelines	$1.08	$1.01	7%	$1.06	$1.01	5%
Product pipelines	1.09	1.01	8%	1.08	0.99	9%
Total pipelines	$1.08	$1.01	7%	$1.07	$1.00	7%

Terminal throughput (mbpd)	3,173	3,268	(3)%	3,151	3,132	1%

Barges at period-end	320	311	3%	320	311	3%
Towboats at period-end	29	28	4%	29	28	4%

Natural Gas and NGL Services Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,517	1,527	(1)%	1,501	1,515	(1)%
Utica Operations	—	354	(100)%	88	239	(63)%
Southwest Operations	1,882	1,813	4%	1,801	1,668	8%
Bakken Operations	157	181	(13)%	165	183	(10)%
Rockies Operations	529	542	(2)%	539	563	(4)%
Total gathering throughput	4,085	4,417	(8)%	4,094	4,168	(2)%

Natural gas processed (MMcf/d)
Marcellus Operations	4,466	4,393	2%	4,368	4,360	—%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	1,983	1,977	—%	1,895	1,786	6%
Southern Appalachia Operations	168	215	(22)%	187	218	(14)%
Bakken Operations	157	179	(12)%	164	182	(10)%
Rockies Operations	604	597	1%	599	622	(4)%
Total natural gas processed	7,378	7,361	—%	7,213	7,168	1%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	580	550	5%	564	558	1%
Utica Operations(b)	—	—	—%	—	—	—%
Southern Appalachia Operations	11	12	(8)%	10	12	(17)%
Bakken Operations	14	20	(30)%	14	20	(30)%
Rockies Operations	5	5	—%	5	5	—%
Total C2 + NGLs fractionated	610	587	4%	593	595	—%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements.
(b)    The Utica region processing and fractionation operations only include partnership-operated equity method investments and thus do not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Natural Gas and NGL Services Operating Statistics (unaudited) - Operated(a)	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,517	1,527	(1)%	1,501	1,515	(1)%
Utica Operations	2,754	2,616	5%	2,587	2,522	3%
Southwest Operations	1,882	1,813	4%	1,801	1,668	8%
Bakken Operations	157	181	(13)%	165	183	(10)%
Rockies Operations	596	600	(1)%	609	639	(5)%
Total gathering throughput	6,906	6,737	3%	6,663	6,527	2%

Natural gas processed (MMcf/d)
Marcellus Operations	6,180	6,013	3%	6,059	5,963	2%
Utica Operations	983	794	24%	962	801	20%
Southwest Operations	1,983	1,977	—%	1,895	1,786	6%
Southern Appalachia Operations	168	215	(22)%	187	218	(14)%
Bakken Operations	157	179	(12)%	164	182	(10)%
Rockies Operations	604	597	1%	599	622	(4)%
Total natural gas processed	10,075	9,775	3%	9,866	9,572	3%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	580	550	5%	564	558	1%
Utica Operations	67	48	40%	64	49	31%
Southern Appalachia Operations	11	12	(8)%	10	12	(17)%
Bakken Operations	14	20	(30)%	14	20	(30)%
Rockies Operations	5	5	—%	5	5	—%
Total C2 + NGLs fractionated	677	635	7%	657	644	2%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2025	2024	2025	2024
Crude Oil and Products Logistics segment adjusted EBITDA attributable to MPLX LP	$1,137	$1,094	$3,372	$3,252
Natural Gas and NGL Services segment adjusted EBITDA attributable to MPLX LP	629	620	1,841	1,750
Adjusted EBITDA attributable to MPLX LP	1,766	1,714	5,213	5,002
Depreciation and amortization	(346)	(322)	(996)	(959)
Net interest and other financial costs	(243)	(226)	(706)	(692)
Income from equity method investments	186	149	542	631
Distributions/adjustments related to equity method investments	(251)	(253)	(707)	(671)
Gain on equity method investments	484	—	484	—
Transaction-related costs(a)	(21)	—	(21)	—
Adjusted EBITDA attributable to noncontrolling interests	11	11	33	33
Other(b)	(31)	(26)	(93)	(96)
Net income	$1,555	$1,047	$3,749	$3,248

(a)     Transaction-related costs include costs associated with acquisition and divestiture-related activities.
(b)    Includes unrealized derivative gain/(loss), equity-based compensation, provision for income taxes and other miscellaneous items.

Reconciliation of Segment Adjusted EBITDA to Income from Operations (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2025	2024	2025	2024
Crude Oil and Products Logistics
Segment adjusted EBITDA	$1,137	$1,094	3,372	3,252
Depreciation and amortization	(139)	(132)	(407)	(393)
Income from equity method investments	71	70	186	213
Distributions/adjustments related to equity method investments	(84)	(87)	(233)	(250)
Other	(17)	(12)	(51)	(40)

Natural Gas and NGL Services
Segment adjusted EBITDA	629	620	1,841	1,750
Depreciation and amortization	(207)	(190)	(589)	(566)
Income from equity method investments	115	79	356	418
Distributions/adjustments related to equity method investments	(167)	(166)	(474)	(421)
Gain on equity method investments	484	—	484	—
Transaction-related costs(a)	(21)	—	(21)	—
Adjusted EBITDA attributable to noncontrolling interests	11	11	33	33
Other	(11)	(12)	(37)	(51)

Income from operations	$1,801	$1,275	$4,460	$3,945

(a)     Transaction-related costs include costs associated with acquisition and divestiture-related activities.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to LP Unitholders from Net Income (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2025	2024	2025	2024
Net income	$1,555	$1,047	$3,749	$3,248
Provision for income taxes	3	2	5	5
Net interest and other financial costs	243	226	706	692
Income from operations	1,801	1,275	4,460	3,945
Depreciation and amortization	346	322	996	959
Income from equity method investments	(186)	(149)	(542)	(631)
Distributions/adjustments related to equity method investments	251	253	707	671
Gain on equity method investments	(484)	—	(484)	—
Transaction-related costs(a)	21	—	21	—
Other	28	24	88	91
Adjusted EBITDA	1,777	1,725	5,246	5,035
Adjusted EBITDA attributable to noncontrolling interests	(11)	(11)	(33)	(33)
Adjusted EBITDA attributable to MPLX LP	1,766	1,714	5,213	5,002
Deferred revenue impacts	(6)	(15)	(34)	6
Sales-type lease payments, net of income	21	7	48	20
Adjusted net interest and other financial costs(b)	(236)	(212)	(680)	(651)
Maintenance capital expenditures, net of reimbursements	(70)	(40)	(150)	(120)
Equity method investment maintenance capital expenditures paid out	(4)	(4)	(12)	(11)
Other	(3)	(4)	(11)	(26)
DCF attributable to MPLX LP	1,468	1,446	4,374	4,220
Preferred unit distributions(c)	—	(6)	—	(21)
DCF attributable to LP unitholders	$1,468	$1,440	$4,374	$4,199

(a)    Transaction-related costs include costs associated with acquisition and divestiture-related activities.
(b)    Represents net interest and other financial costs, excluding gain/loss on extinguishment of debt and amortization of deferred financing costs.
(c)    Cash distributions declared/to be paid to holders of the Series A preferred units are not available to common unitholders. On February 11, 2025, the remaining outstanding Series A preferred units were converted to common units.

Reconciliation of Net Income to Last Twelve Month (LTM) adjusted EBITDA (unaudited)	Last Twelve Months
	September 30,		December 31,
(In millions)	2025	2024	2024
LTM Net income	$4,858	$4,392	$4,357
Provision for income taxes	10	14	10
Net interest and other financial costs	935	914	921
LTM income from operations	5,803	5,320	5,288
Depreciation and amortization	1,320	1,265	1,283
Income from equity method investments	(713)	(793)	(802)
Distributions/adjustments related to equity method investments	964	894	928
Gain on equity method investments	(484)	(92)	—
Transaction-related costs(a)	21	—	—
Garyville incident response costs	—	(47)	—
Other	108	122	111
LTM Adjusted EBITDA	7,019	6,669	6,808
Adjusted EBITDA attributable to noncontrolling interests	(44)	(44)	(44)
LTM Adjusted EBITDA attributable to MPLX LP	6,975	6,625	6,764
Consolidated total debt(b)	$26,007	$22,356	$21,206
Consolidated total debt to LTM adjusted EBITDA(c)	3.7x	3.4x	3.1x

(a)    Transaction-related costs include costs associated with acquisition and divestiture-related activities.
(b)    Consolidated total debt excludes unamortized debt issuance costs and unamortized discount/premium. Consolidated total debt includes long-term debt due within one year and outstanding borrowings, if any, under the loan agreement with MPC.
(c)    Also referred to as our leverage ratio.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2025	2024	2025	2024
Net cash provided by operating activities	$1,431	$1,415	$4,413	$4,271
Changes in working capital items	40	40	(43)	(55)
All other, net	—	(3)	(4)	(13)
Loss on extinguishment of debt	—	—	3	—
Adjusted net interest and other financial costs(a)	236	212	680	651
Other adjustments related to equity method investments	15	34	76	75
Transaction-related costs(b)	21	—	21	—
Other	34	27	100	106
Adjusted EBITDA	1,777	1,725	5,246	5,035
Adjusted EBITDA attributable to noncontrolling interests	(11)	(11)	(33)	(33)
Adjusted EBITDA attributable to MPLX LP	1,766	1,714	5,213	5,002
Deferred revenue impacts	(6)	(15)	(34)	6
Sales-type lease payments, net of income	21	7	48	20
Adjusted net interest and other financial costs(a)	(236)	(212)	(680)	(651)
Maintenance capital expenditures, net of reimbursements	(70)	(40)	(150)	(120)
Equity method investment maintenance capital expenditures paid out	(4)	(4)	(12)	(11)
Other	(3)	(4)	(11)	(26)
DCF attributable to MPLX LP	1,468	1,446	4,374	4,220
Preferred unit distributions(c)	—	(6)	—	(21)
DCF attributable to LP unitholders	$1,468	$1,440	$4,374	$4,199

(a)    Represents net interest and other financial costs, excluding gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    Transaction-related costs include costs associated with acquisition and divestiture-related activities.
(c)    Cash distributions declared/to be paid to holders of the Series A preferred units are not available to common unitholders. On February 11, 2025, the remaining outstanding Series A preferred units were converted to common units.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow and Adjusted Free Cash Flow after Distributions (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2025	2024	2025	2024
Net cash provided by operating activities(a)	$1,431	$1,415	$4,413	$4,271
Adjustments to reconcile net cash provided by operating activities to adjusted free cash flow
Net cash used in investing activities(b)	(3,731)	(536)	(4,934)	(1,646)
Contributions from MPC	6	8	20	26
Distributions to noncontrolling interests	(11)	(11)	(33)	(33)
Adjusted free cash flow	(2,305)	876	(534)	2,618
Distributions paid to common and preferred unitholders	(975)	(873)	(2,929)	(2,623)
Adjusted free cash flow after distributions	$(3,280)	$3	$(3,463)	$(5)

(a)    The three months ended September 30, 2025 and September 30, 2024 include working capital builds of $40 million and $40 million, respectively. The nine months ended September 30, 2025 and September 30, 2024 include working capital draws of $43 million and $55 million, respectively.
(b)    The three and nine months ended September 30, 2025 include $703 million for the BANGL Acquisition, $2.4 billion for the Northwind Midstream Acquisition, a $49 million capital contribution to WPC Parent, LLC to purchase Enbridge's special membership interest in the Rio Bravo Pipeline project, and a $13 million payment related to an earnout associated with MXP Parent, LLC. The nine months ended September 30, 2025 also includes the Whiptail Midstream acquisition for $237 million and $151 million related to the acquisition of additional interest in the joint venture that owns and operates Matterhorn Express Pipeline. The three and nine months ended September 30, 2024 include $210 million and $18 million related to the acquisition of additional interests in BANGL and Wink to Webster Pipeline, LLC, respectively. The nine months ended September 30, 2024 also includes the Utica Midstream Acquisition for $625 million, a $134 million cash distribution received in connection with the Whistler joint venture transaction, and a contribution of $92 million to Dakota Access to fund our share of a debt repayment by the joint venture.

Capital Expenditures (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2025	2024	2025	2024
Capital Expenditures:
Growth capital expenditures	$513	$248	$1,019	$569
Growth capital reimbursements	(36)	(14)	(100)	(64)
Investments in unconsolidated affiliates(a)	240	32	562	186
Return of capital(b)	(62)	(4)	(101)	(4)
Capitalized interest	(10)	(4)	(22)	(12)
Total growth capital expenditures(c)	645	258	1,358	675
Maintenance capital expenditures	81	53	184	151
Maintenance capital reimbursements	(11)	(13)	(34)	(31)
Capitalized interest	(1)	(1)	(3)	(2)
Total maintenance capital expenditures	69	39	147	118

Total growth and maintenance capital expenditures	714	297	1,505	793
Investments in unconsolidated affiliates(a)	(240)	(32)	(562)	(186)
Return of capital(b)	62	4	101	4
Growth and maintenance capital reimbursements(d)	47	27	134	95
(Increase)/Decrease in capital accruals	(90)	(21)	(131)	28
Capitalized interest	11	5	25	14
Other	22	—	22	—
Additions to property, plant and equipment	$526	$280	$1,094	$748

(a)    Investments in unconsolidated affiliates and additions to property, plant and equipment, net are shown as separate lines within investing activities in the Consolidated Statements of Cash Flows. Investments in unconsolidated affiliates for the three and nine months ended September 30, 2025 exclude a $49 million capital contribution to WPC Parent, LLC to purchase Enbridge’s special membership interest in the Rio Bravo Pipeline project and a $13 million payment related to earnout associated with MXP Parent, LLC. Investments in unconsolidated affiliates for the nine months ended September 30, 2025 excludes $151 million related to the acquisition of additional interest in the joint venture that owns and operates the Matterhorn Express Pipeline. Investments in unconsolidated affiliates for the three and nine months ended September 30, 2024 exclude $210 million and $18 million related to the acquisition of additional interests in BANGL and Wink to Webster Pipeline LLC, respectively.
(b)    Return of capital for the three and nine months ended September 30, 2025 excludes special distributions of $21 million and $42 million, respectively, received in exchange for the contribution of assets to a joint venture. Return of capital for the nine months ended September 30, 2024 excludes a $134 million cash distribution received in connection with the Whistler joint venture transaction.
(c)    Total growth capital expenditures for the nine months ended September 30, 2025 and September 30, 2024 exclude acquisitions of $3,467 million and $622 million, net of cash acquired, respectively. Total growth capital expenditures for the three months ended September 30, 2025 exclude acquisitions of $3,079 million.
(d)    Growth capital reimbursements are generally included in changes in deferred revenue within operating activities in the Consolidated Statements of Cash Flows. Maintenance capital reimbursements are included in the Contributions from MPC line within financing activities in the Consolidated Statements of Cash Flows.